BMC Stock Holdings, Inc. Announces 2017 First Quarter Results

Atlanta, GA - May 8, 2017 - BMC Stock Holdings, Inc. (Nasdaq: BMCH) (“BMC” or the “Company”), one of the nation’s leading providers of diversified building products and services in the U.S. residential construction market, today reported its financial results for the first quarter ended March 31, 2017. A reconciliation of non-GAAP financial measures to comparable GAAP financial measures is provided in the “Reconciliation of GAAP to Non-GAAP Measures” section of this press release.

First Quarter 2017 Highlights, Compared to the Prior Year Period

•	Net sales of $757.7 million, an increase of 4.2%, including accelerating growth in March

•	Ready-Frame® sales of $34.1 million, an increase of 68%

•	Net income of $3.7 million, an increase of $10.5 million

•	Adjusted EBITDA (non-GAAP) of $33.6 million, a decrease of $0.1 million

•	Diluted earnings per share of $0.06, an increase of $0.16 per share

•	Adjusted net income per diluted share (non-GAAP) of $0.11, an increase of $0.03 per share

•	Successfully completed two acquisitions (including one in April), enhancing the Company’s footprint and value-added capabilities in the Washington, DC and Dallas/Fort Worth markets

•	Reaffirmed expectation of total annual run rate cost savings from the merger of $46 million to $52 million by the end of 2017

Peter Alexander, President and Chief Executive Officer of BMC, commented, “The solid fundamentals supporting an improving housing market, combined with our internal growth initiatives aimed at growing our higher-margin categories, should enable us to deliver notable profit growth for 2017. As has been widely reported, however, unusually high levels of precipitation in certain of our western markets delayed construction and curtailed our rate of growth at the start of the year. During the first quarter, net sales increased 4.2%, but encouragingly accelerated as the quarter concluded, as March sales grew more than 9% and that higher growth rate continued in April.”

Jim Major, Executive Vice President and Chief Financial Officer of BMC, added, “Lumber and sheet goods costs rose sharply during the first quarter and again in April. While we expect rising commodity costs to result in higher net sales and gross profit dollars in future months, such rapid and extensive moves in product costs minimized our ability to achieve more meaningful gross margin percentage improvements in the first quarter. Rising commodity costs may continue to constrain incremental EBITDA margins in the second quarter as increased selling prices have not yet been fully absorbed into the market. As a result, we are redoubling our efforts to drive improved operating expense leverage over the balance of 2017.”

First Quarter 2017 Summary of Financial Results
During the three months ended March 31, 2017, the Company generated solid improvements in net income and earnings per share (“EPS”) and continued to make substantial progress on its merger integration plan.

(in thousands, except per share data)	Q1’17	Q1’16	Variance
Net sales
Reported net sales (GAAP)	$757,700	$727,418	$30,282

Net income and EPS
Net income (loss) (GAAP)	$3,744	$(6,756)	$10,500
Diluted earnings per share (GAAP)	$0.06	$(0.10)	$0.16
Adjusted net income (non-GAAP)	$7,650	$5,395	$2,255
Adjusted net income per diluted share (non-GAAP)	$0.11	$0.08	$0.03

Adjusted EBITDA (non-GAAP)	$33,563	$33,709	$(146)
Adjusted EBITDA margin (non-GAAP)	4.4%	4.6%	(0.2)%

Net cash (used in) provided by operating activities	$(3,906)	$13,629	$(17,535)

First Quarter 2017 Financial Results Compared to Prior Year Period

•
Net sales increased 4.2% to $757.7 million. The Company estimates net sales increased 2.8% as a result of lumber and sheet goods commodity price inflation and 1.4% as a result of increased volumes. Excluding California and Houston, which experienced weather and macro-related year-over-year declines, respectively, the Company’s net sales increased 7.9%.

•
Gross profit as a percent of net sales increased to 23.5%, as compared to 22.9% for the first quarter of 2016. Gross profit in the prior year was impacted by $2.9 million of inventory step-up charges, or 0.4% of prior year net sales.

•
Selling, general and administrative expenses increased 5.0% to $148.9 million. The increase was primarily due to higher diesel fuel prices, costs associated with newly-opened facilities in Jacksonville, FL and Cumming, GA, as well as other investments in staffing and capacity to serve expected increases in sales volumes. Selling, general and administrative expenses as a percent of net sales increased to 19.6%, compared to 19.5% for the first quarter of 2016.

•
Depreciation expense, including the portion reported within cost of sales, increased to $13.0 million, compared to $11.4 million in the first quarter of 2016. The increase was primarily driven by replacements and additions of delivery fleet, material handling equipment and operating equipment.

•	Amortization expense was $3.8 million, compared to $5.2 million in the first quarter of 2016. This decrease related to certain intangible assets that became fully amortized.

•
Interest expense decreased to $6.1 million, compared to $8.2 million in the first quarter of 2016. This decrease primarily resulted from the successful refinancing of the Company’s long-term notes in September 2016.

•
Other income, net decreased to $0.3 million, compared to $1.5 million in the first quarter of 2016. This decrease primarily related to $1.0 million of insurance proceeds received during the prior year related to a fire at one of the Company’s facilities during 2015.

•	Net income increased $10.5 million to $3.7 million, including merger and integration costs of $4.4 million.

•	Adjusted net income (non-GAAP) increased 42% to $7.7 million, or $0.11 per diluted share, compared to Adjusted net income of $5.4 million, or $0.08 per diluted share, in the first quarter of 2016.

•	Adjusted EBITDA (non-GAAP) decreased 0.4% to $33.6 million.

•	Adjusted EBITDA margin (non-GAAP) declined 20 basis points to 4.4%.

•
Cash used in operating activities of $3.9 million primarily resulted from seasonal increases in working capital and increased inventory investments due to rising costs for lumber and lumber sheet goods.

Liquidity and Capital Resources
Total liquidity as of March 31, 2017 was approximately $293.0 million, which included cash and cash equivalents of $4.8 million and $288.2 million of borrowing availability under the Company’s asset-backed revolver. Capital expenditures during the first quarter of 2017 totaled $10.7 million. These expenditures were primarily used to fund purchases of vehicles and equipment to support increased sales volume and replace aged assets, and facility and technology investments to support our operations.  In addition, the Company acquired approximately $1.8 million of assets during the first quarter of 2017 under capital lease arrangements, consisting primarily of material handling equipment.

Strategic Acquisitions
Consistent with the Company’s previously stated intention to execute a growth strategy through both organic and inorganic means, on March 27, 2017, BMC acquired substantially all of the assets of Code Plus Components, LLC (“Code Plus”). With this transaction, the Company added a high-quality structural components operation and truss manufacturing capability to its value-added offerings in the Washington, DC metro area. In 2016, Code Plus generated net sales of $14.2 million, primarily from the sale of roof and floor trusses and engineered wood products.

In addition, on April 3, 2017, the Company completed the acquisition of substantially all of the assets of Texas Plywood & Lumber Company, Inc. (“TexPly”), enhancing its value-added offerings and footprint in the Dallas/Fort Worth market. Founded in 1953, TexPly is a leading supplier of production millwork and doors for single-family and multi-family residential construction in the greater Dallas/Fort Worth metropolitan area and generated net sales of $55.2 million during 2016.

Outlook
“The fundamentals supporting the single-family housing segment, including job growth, rising wages, historically low interest rates and low levels of inventory all provide confidence that we will continue to see a rising demand environment, and we are well-positioned to capitalize on this improvement,” said Peter Alexander. “With moderating weather out west, we expect increased top line growth in the upcoming quarters and expect at least a 50% increase in Ready-Frame® sales for full year 2017 as compared to 2016. For the full year, we expect to achieve significant improvements in profitability as we continue to implement our growth strategies and realize improved operating expense leverage.”

Conference Call Information
BMC will host a conference call on Monday, May 8, 2017 at 10:00 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. The conference call can be accessed by dialing 877-407-0784 (domestic) or 201-689-8560 (international). A telephonic replay will be available approximately three hours after the call and can be accessed by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for both the live call and the replay is 13659782. The telephonic replay will be available until 11:59 p.m. (Eastern Time) on May 15, 2017. The live webcast of the conference call can be accessed on the Company’s investor relations website at ir.buildwithbmc.com and will be available for approximately 90 days.

Non-GAAP Financial Measures
This press release presents Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations. For a reconciliation of Adjusted EBITDA and Adjusted net income to the most comparable GAAP measures and a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors, see the tables included in this document under "Reconciliation of GAAP to Non-GAAP Measures."

About BMC Stock Holdings, Inc.
With $3.1 billion in 2016 net sales, BMC is one of the nation's leading providers of diversified building products and services to builders, contractors and professional remodelers in the U.S. residential housing market. Headquartered in Atlanta, Georgia, the Company's comprehensive portfolio of products and solutions spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management services and an innovative eBusiness platform. BMC serves 43 metropolitan areas across 18 states, principally in the fast-growing South and West regions.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this document may include, without limitation, statements regarding sales growth, price changes, earnings performance, strategic direction and the demand for our products. Forward-looking statements are typically identified by words or phrases such as "may," "might," "predict," "future," "seek to," "assume," "goal," "objective," "continue," "will," "could," "should," "would," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "prospects," "guidance," "possible," "predict," "propose," "potential" and "forecast," or the negative of such terms and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties, many of which are outside BMC's control. BMC cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement; therefore, investors and shareholders should not place undue reliance on such statement. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication.
A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include without limitation:

•	the state of the homebuilding industry and repair and remodeling activity, the economy and the credit markets;

•	seasonality and cyclicality of the building products supply and services industry;

•	competitive industry pressures and competitive pricing pressure from our customers and competitors;

•	inflation or deflation of prices of our products;

•	our exposure to product liability, warranty, casualty, construction defect, contract, tort, employment and other claims and legal proceedings;

•	our ability to maintain profitability;

•	the impact of our indebtedness;

•	the various financial covenants in our secured credit agreement and senior secured notes indenture;

•	our concentration of business in the Texas, California and Georgia markets;

•
the potential negative impacts from the significant decline in oil prices on employment, home construction and remodeling activity in Texas (particularly the Houston metropolitan area) and other markets dependent on the energy industry;

•	our ability to retain our key employees and to attract and retain new qualified employees, while controlling our labor costs;

•	product shortages, loss of key suppliers or failure to develop relationships with qualified suppliers, and our dependence on third-party suppliers and manufacturers;

•	the implementation of our supply chain and technology initiatives;

•	the impact a housing market decline may have on our business, including the potential for impairment losses or the closing or idling of under-performing locations;

•	the impact of long-term non-cancelable leases at our facilities;

•	our ability to effectively manage inventory and working capital;

•	the credit risk from our customers;

•	the impact of pricing pressure from our customers;

•	our ability to identify or respond effectively to consumer needs, expectations or trends;

•	our ability to successfully implement our growth strategy;

•	the impact of federal, state, local and other laws and regulations;

•	the impact of changes in legislation and government policy;

•	the impact of unexpected changes in our tax provisions and adoption of new tax legislation;

•	our ability to utilize our net operating loss carryforwards;

•	the potential loss of significant customers or a reduction in the quantity of products they purchase;

•	natural or man-made disruptions to our distribution and manufacturing facilities;

•	our exposure to environmental liabilities and subjection to environmental laws and regulation;

•	the impact of disruptions to our information technology systems;

•	cybersecurity risks;

•	risks related to the continued integration of Building Materials Holding Corporation and Stock Building Supply Holdings, Inc. and successful operation of the post-merger company;

•	our ability to operate on multiple Enterprise Resource Planning information systems and convert multiple systems to a single system; and

•	other factors discussed or referred to in the "Risk Factors" section of BMC's most recent Annual Report on Form 10-K filed with the SEC on March 1, 2017.
All such factors are difficult to predict and are beyond BMC's control. All forward-looking statements attributable to BMC or persons acting on BMC's behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and BMC undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact
BMC Stock Holdings, Inc.
Carey Phelps
(678) 222-1228

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
(in thousands, except per share amounts)	2017	2016
Net sales
Building products	$572,120	$553,379
Construction services	185,580	174,039
	757,700	727,418
Cost of sales
Building products	426,083	420,531
Construction services	153,420	140,270
	579,503	560,801
Gross profit	178,197	166,617

Selling, general and administrative expenses	148,888	141,781
Depreciation expense	10,561	8,792
Amortization expense	3,821	5,245
Merger and integration costs	4,441	2,836
Impairment of assets	—	11,883
	167,711	170,537
Income (loss) from operations	10,486	(3,920)
Other income (expense)
Interest expense	(6,088)	(8,231)
Other income, net	319	1,455
Income (loss) before income taxes	4,717	(10,696)
Income tax expense (benefit)	973	(3,940)
Net income (loss)	$3,744	$(6,756)

Weighted average common shares outstanding
Basic	66,692	65,338
Diluted	67,186	65,338

Net income (loss) per common share
Basic	$0.06	$(0.10)
Diluted	$0.06	$(0.10)

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands, except share and per share amounts)	March 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$4,778	$8,917
Accounts receivable, net of allowances	343,246	313,304
Inventories, net	294,851	272,276
Costs in excess of billings on uncompleted contracts	25,959	26,373
Income taxes receivable	2,208	2,437
Prepaid expenses and other current assets	44,550	43,635
Total current assets	715,592	666,942
Property and equipment, net of accumulated depreciation	286,798	286,741
Deferred income taxes	—	550
Customer relationship intangible assets, net of accumulated amortization	164,377	164,191
Other intangible assets, net of accumulated amortization	2,917	3,024
Goodwill	257,134	254,832
Other long-term assets	17,795	18,734
Total assets	$1,444,613	$1,395,014
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$196,996	$165,540
Accrued expenses and other liabilities	74,664	88,786
Billings in excess of costs on uncompleted contracts	18,467	15,691
Interest payable	10,441	5,619
Current portion:
Long-term debt and capital lease obligations	9,327	11,155
Insurance reserves	15,589	16,021
Total current liabilities	325,484	302,812
Insurance reserves	39,943	39,184
Long-term debt	363,791	344,827
Long-term portion of capital lease obligations	19,940	20,581
Deferred income taxes	210	—
Other long-term liabilities	7,437	7,009
Total liabilities	756,805	714,413
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value, 50.0 million shares authorized, no shares issued and outstanding at March 31, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value, 300.0 million shares authorized, 67.1 million and 66.8 million shares issued, and 66.9 million and 66.7 million outstanding at March 31, 2017 and December 31, 2016, respectively	671	668
Additional paid-in capital	652,972	649,280
Retained earnings	36,926	33,182
Treasury stock, at cost, 0.2 million and 0.1 million shares at March 31, 2017 and December 31, 2016, respectively	(2,761)	(2,529)
Total stockholders' equity	687,808	680,601
Total liabilities and stockholders' equity	$1,444,613	$1,395,014

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended March 31,
(in thousands)	2017	2016
Cash flows from operating activities
Net income (loss)	$3,744	$(6,756)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation expense	12,992	11,437
Amortization of intangible assets	3,821	5,245
Amortization of debt issuance costs	421	915
Amortization of favorable and unfavorable leases	(314)	(9)
Deferred income taxes	760	(5,521)
Non-cash stock compensation expense	1,231	1,889
Loss on sale of property, equipment and real estate	107	18
Impairment of assets	—	11,883
Amortization of inventory step-up charges	—	2,884
Amortization of original issue discount	—	62
Gain on insurance proceeds	—	(1,003)
Change in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of allowances	(29,086)	(25,920)
Inventories, net	(22,030)	(13,042)
Accounts payable	30,868	43,425
Other assets and liabilities	(6,420)	(11,878)
Net cash (used in) provided by operating activities	(3,906)	13,629
Cash flows from investing activities
Purchases of property, equipment and real estate	(10,662)	(5,471)
Purchase of business	(6,693)	—
Proceeds from sale of property, equipment and real estate	866	217
Insurance proceeds	—	1,003
Net cash used in investing activities	(16,489)	(4,251)
Cash flows from financing activities
Proceeds from revolving line of credit	175,058	364,270
Repayments of proceeds from revolving line of credit	(155,313)	(364,978)
Principal payments on other notes	(2,557)	(2,043)
Payments on capital lease obligations	(2,667)	(1,933)
Other financing activities, net	1,735	(1,419)
Net cash provided by (used in) financing activities	16,256	(6,103)
Net (decrease) increase in cash and cash equivalents	(4,139)	3,275
Cash and cash equivalents
Beginning of period	8,917	1,089
End of period	$4,778	$4,364

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Net Sales by Product Category
(unaudited)

	Three Months Ended March 31, 2017		Three Months Ended March 31, 2016 (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$109,891	14.5%	$108,890	15.0%	0.9%
Lumber & lumber sheet goods	244,436	32.3%	213,532	29.4%	14.5%
Millwork, doors & windows	210,751	27.8%	217,987	30.0%	(3.3)%
Other building products & services	192,622	25.4%	187,009	25.6%	3.0%
Total net sales	$757,700	100.0%	$727,418	100.0%	4.2%
(a) Certain prior year amounts have been reclassified to conform to the current year presentation.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
(unaudited)

Adjusted EBITDA and Adjusted net income are intended as supplemental measures of the Company’s performance that are not required by, or presented in accordance with, GAAP. The Company believes that Adjusted EBITDA and Adjusted net income provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

•
Adjusted EBITDA is defined as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, merger and integration costs, non-cash stock compensation expense, acquisition costs, impairment of assets and inventory step-up charges.

•	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales.

•
Adjusted net income is defined as net income (loss) plus merger and integration costs, non-cash stock compensation expense, acquisition costs, impairment of assets, inventory step-up charges and after tax effecting those items.

Company management uses Adjusted EBITDA and Adjusted net income for trend analyses, for purposes of determining management incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is used in monthly financial reports prepared for management and the board of directors. The Company believes that the use of Adjusted EBITDA and Adjusted net income provide additional tools for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other distribution and retail companies, which may present similar non-GAAP financial measures to investors. However, the Company’s calculation of Adjusted EBITDA and Adjusted net income are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider Adjusted EBITDA and Adjusted net income in isolation or as alternatives to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA and Adjusted net income is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. Some of these limitations are: (i) Adjusted EBITDA and Adjusted net income do not reflect changes in, or cash requirements for, working capital needs; (ii) Adjusted EBITDA does not reflect interest expense, or the requirements necessary to service interest or principal payments on debt; (iii) Adjusted EBITDA does not reflect income tax expenses or the cash requirements to pay taxes; (iv) Adjusted net income and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; (v) although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA and Adjusted net income do not reflect any cash requirements for such replacements and (vi) Adjusted net income and Adjusted EBITDA do not consider the potentially dilutive impact of issuing non-cash stock-based compensation. In order to compensate for these limitations, management presents Adjusted EBITDA and Adjusted net income in conjunction with GAAP results. Readers should review the reconciliations of net income (loss) to Adjusted EBITDA and Adjusted net income below, and should not rely on any single financial measure to evaluate the Company’s business.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures (continued)
(unaudited)

The following is a reconciliation of net income to Adjusted EBITDA and Adjusted net income.

	Three Months Ended March 31,
	2017	2016
Net income (loss)	$3,744	$(6,756)
Interest expense	6,088	8,231
Income tax expense (benefit)	973	(3,940)
Depreciation and amortization	16,813	16,682
Merger and integration costs	4,441	2,836
Non-cash stock compensation expense	1,231	1,889
Acquisition costs (a)	273	—
Impairment of assets (b)	—	11,883
Inventory step-up charges (c)	—	2,884
Adjusted EBITDA	$33,563	$33,709
Adjusted EBITDA margin	4.4%	4.6%

Net income (loss)	$3,744	$(6,756)
Merger and integration costs	4,441	2,836
Non-cash stock compensation expense	1,231	1,889
Acquisition costs (a)	273	—
Impairment of assets (b)	—	11,883
Inventory step-up charges (c)	—	2,884
Tax effect of adjustments to net income (loss) (d)	(2,039)	(7,341)
Adjusted net income	$7,650	$5,395

Diluted weighted average shares used to calculate Adjusted net income per diluted share	67,186	65,858
Adjusted net income per diluted share	$0.11	$0.08

(a)	Represents costs incurred during the three months ended March 31, 2017 related to the acquisitions of Code Plus Components, LLC and Texas Plywood and Lumber Company, Inc.
(b)
During the first quarter of 2016, the Company decided to integrate all operations under the Legacy SBS ERP system, and to discontinue use of the Legacy BMHC ERP system. In connection with this decision, the Company impaired capitalized software costs of $11.9 million.

(c)	Represents expense incurred during the three months ended March 31, 2016 in relation to the sell-through of SBS inventory which was stepped up in value in connection with the merger.
(d)
The tax effect of adjustments to net income (loss) was based on the respective transactions’ income tax rate, which was 37.3% and 38.0% for the three months ended March 31, 2017 and 2016, respectively. The tax effect of adjustments to net income for the three months ended March 31, 2017 and 2016 exclude approximately $0.5 million and $0.2 million, respectively, of non-deductible Merger, integration and acquisition costs.